Exhibit 10.26
Lawrence D. Kingsley
Chairman and Chief Executive Officer
IDEX Corporation
630 Dundee Road
Suite 400
Northbrook, IL 60062-2745
www.idexcorp.com
PERSONAL AND CONFIDENTIAL
June 6, 2008
Mr. Harold Morgan
10 Wescott Drive
South Barrington, IL 60010
Dear Harold:
     We are pleased to offer you the position of Vice President, Human Resources for IDEX Corporation, based in Northbrook, Illinois, and reporting directly to me. In this position, you will be a Corporate Officer for IDEX. The following terms apply to this offer:
•	Your annual base salary will be $280,000, payable on a biweekly basis at the rate of $10,769.23 per pay period. You will be eligible for a review of your salary with consideration for an increase in January 2009. While we hope that we have a long and mutually beneficial relationship, your employment is considered “at will” and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

•	You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides an annual incentive earnings opportunity based on business unit and personal performance. You will be placed in Salary Grade 24, which means your target level of incentive compensation will be 57% of your annual base pay in effect at the beginning of the plan year. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX’s performance and your performance. For the 2008 MICP plan year only, you will be eligible for a prorated award based on the portion of the year you are employed by IDEX.

•	You will be eligible for a full range of benefits including: the IDEX Defined Contribution Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. Summaries of these benefit plans are enclosed. You will also participate in the IDEX Supplemental Executive Retirement Plan which provides for the restoration of retirement and 401(k) benefits beyond the qualified plan limitations set by the IRS — this plan is paid by the Company.

•	You are eligible for a car allowance of $1,400 per month, plus reimbursement of gas. This car allowance will be paid to you on a biweekly basis via payroll and is subject to appropriate tax withholding.

•	You will be eligible to participate in the IDEX Deferred Compensation Plan which provides you the option to defer income and receive subsequent earnings on that income until retirement.

•	Subject to approval from our Board of Directors, you will be eligible for equity grants in the form of a combination of stock options and restricted shares under the IDEX Incentive Award Plan at our annual grant in April. These annual awards are currently targeted to have a value of 75% of base salary. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

The initial price at which these awards are granted will be the closing price of IDEX common stock on the grant date. When granted, we will provide you with a grant agreement, and ask that you sign the agreement and complete a beneficiary designation form.

Upon hire you will be granted a stock option award of 15,000 options. These options will vest ratably at 25% each year as of the anniversary of the grant. The option price will be the closing price of IDEX common stock on the grant date. Also, upon hire, you will be granted 4,000 restricted shares of IDEX common stock that will cliff (100%) vest on the third anniversary of the grant. Unvested restricted stock is eligible to receive dividend payments.

•	As discussed with you, we expect that IDEX will continue to grow and prosper as an independent publicly-owned company. However, in the event of a “Change in Control,” as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within 24 months of the Change of Control, the Company would be obligated to pay your base salary at the rate then in effect and your then current target MICP bonus for a minimum of 24 months following the date of termination. This payment would not be applicable in the event of your resignation.

•	Also, if in the future, your employment with IDEX Corporation is terminated without cause (“cause” defined as willful misconduct or fraudulent behavior), IDEX will pay you up to 12 months’ salary at the then current monthly base rate during your period of unemployment in exchange for a signed release. Such benefit will not be applicable if you resign voluntarily.

•	We anticipate your start date will be as soon practical.
     This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening.
     At IDEX, we have a strong standard of conduct and ethics policy, a copy of which is enclosed. Please sign and return the acknowledgement form. Immediately upon accepting employment, you will be required to go through on-line training on this policy and to abide by the policy.

     The company does require that all new salaried employees agree to and sign an Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement. Two copies are enclosed. Please sign and return one copy and retain the second copy for your records.
     Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.
     Harold, we have discussed the importance of this position to IDEX and the strategic challenges that we face. We are confident that your leadership skills and experience will make a significant contribution to the success of IDEX and that this position will be a positive professional step toward your career goals.

Sincerely, Lawrence D. Kingsley President and Chief Executive Officer

Acceptance of Employment Offer	6/18/08 Date
Harold Morgan
LDK/jlk
Enclosures:
•	Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement — Exhibit A

•	Code of Business Conduct and Ethics Policy

•	Code of Business Conduct and Ethics Policy Acknowledgement

•	2008 Benefit Highlights Brochure

•	Drug and Alcohol Abuse-Screening Test Locations

•	Background Investigation Authorization Form